SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)  OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐    Preliminary Proxy Statement

☐    Definitive Proxy Statement

☒    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TRW INC.
(Name of Registrant as Specified in Its Charter)

NORTHROP GRUMMAN CORPORATION
(Name of Person(s) Filing Proxy Statement)

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1

March 29, 2002

Dear TRW Employee/Shareholder:

As a TRW employee shareholder, you have a major stake in the future of TRW. The accompanying proxy material explains three shareholder resolutions that Northrop Grumman asks you to support at TRW’s annual meeting and also describes in detail the offer Northrop Grumman has made to acquire TRW at full and fair price. We urge you to read these materials carefully.

In addition, I’d like to take a moment of your time to make clear to you our high regard for TRW, its people and the opportunities a combination with Northrop Grumman will create for those of you in the defense and aerospace business. For those of you in TRW’s strong automotive sector, Northrop Grumman’s plan provides for a more rapid alignment with your industry. Northrop Grumman has the greatest respect for TRW’s excellent team of people, and that’s one of the reasons we are so interested in a combination of our businesses. We value the knowledge and experience that TRW employees bring to the table.

Northrop Grumman has a well-deserved reputation as a great place to work. It’s a dynamic and successful organization with a very promising future. As the nation’s third largest defense contractor, we have a broad portfolio of businesses that are uniquely positioned to benefit from the trends in modern warfare and increased defense spending.

In addition, Northrop Grumman has an excellent track record of smoothly integrating acquired companies—some 15 since 1994. Employees who have come to Northrop Grumman through acquisitions have thrived, and their businesses have grown through the strength created by the combination of related operations. Moreover, Northrop Grumman has demonstrated its respect for the unique cultures of the companies it acquires—a respect that we believe contributes to the ongoing success of the combined organization.

As you consider our proposals, and our offer as a whole, it is important that you are also aware of the performance of Northrop Grumman stock and its return to shareholders, and I encourage you to look at the enclosed stock performance information. As you’ll see, in the two-year period ended December 2001 alone, Northrop Grumman’s stock nearly doubled, while an investment in TRW shares declined by almost 25%.

One way or another, TRW is about to undergo change, and as an employee shareholder, you are in a unique position to have a say in what that change will be. We are confident that our proposal to combine with TRW offers great advantages, in terms of the potential value of your TRW shares and professional opportunities, as well as the certainty of a swift and knowable resolution.

As shareholders, you have a legal right to vote your shares in the manner you believe is in your best interests. Northrop Grumman is prepared to raise its current $47 offer if an increase is warranted by an examination of the non-public information, which TRW’s board has thus far refused to show us. We urge you to vote FOR our three annual meeting proposals, which will pave the way for a negotiated transaction between our two companies.

On behalf of all of our colleagues here at Northrop Grumman, we appreciate your thoughtful consideration of our proposals.

Sincerely,

Kent Kresa
Chairman and Chief Executive Officer

Shortly, you will also receive information pertaining to a special meeting of TRW shareholders on April 22, 2002, which is being held to vote on whether Northrop Grumman may proceed with its exchange offer. We recognize you will be receiving multiple mailings, but we urge you to pay close attention to the matters at both meetings and vote to protect your interests as a shareholder and employee of TRW.